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                                                                    EXHIBIT 99.1

[HELEN OF TROY LETTER HEAD]

                                                           FOR IMMEDIATE RELEASE

                          HELEN OF TROY LIMITED REPORTS
                        RECORD SALES AND RECORD EARNINGS
                                FOR FIRST QUARTER

         QUARTERLY NET INCOME INCREASES 125%

         QUARTERLY EARNINGS PER SHARE INCREASE 127%

         EPS GUIDANCE FOR FISCAL YEAR RAISED TO $1.75 TO $1.80 FROM $1.45 TO
$1.50

         BOARD OF DIRECTORS APPROVES STOCK REPURCHASE PLAN

         EL PASO, Texas JUL. 9 - Helen of Troy Limited (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care products, today reported record sales and earnings for the quarter ended May 31, 2003.

         Sales increased 4 percent to a first quarter record of $106,500,000 versus sales of $102,483,000 in the same period of the prior year. First quarter net income increased 125 percent to a record $14,844,000 or 50 cents per diluted share, compared with $6,591,000 or 22 cents per diluted share for the same period a year earlier. On June 17, 2003, Helen of Troy settled pending litigation and included the proceeds from this settlement in Other Income. The effect of the settlement was to increase earnings by approximately 8 cents per share. Earnings for the quarter were 42 cents per share, excluding this transaction.

                                     -more-

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         Gerald J. Rubin, Helen of Troy's Chairman, Chief Executive Officer and
President, commenting on the result of the Company's first quarter, stated "This marks our tenth consecutive year of first quarter sales increases, and we are extremely pleased with the results achieved in this difficult retail sales environment. Sales increased in every segment of our business, excluding Tactica. Our sales leaders include the International division, the Professional division, retail personal care products and Idelle Labs skin and hair care products. First quarter sales excluding Tactica increased by 20 percent to $91.2 million. Excluding Tactica and our new Idelle Labs division, Helen of Troy sales increased by 7.9 percent to $82.1 million versus $76.1 million for last year's first quarter.

         "Gross margins increased to 49.6 percent from 48.3 percent last year. First quarter operating income increased 5.4 percentage points to 15.2 percent of net sales from 9.8 percent a year ago. First quarter net income increased 7.5 percentage points to 13.9 percent from 6.4 percent a year ago.

         "Helen of Troy has a strong balance sheet which includes cash of $33 million and stockholders' equity of $304 million, an increase of $47 million in stockholders' equity from the comparable period last year. Accounts receivable at quarter-end was $72 million, and inventory was $137 million. Inventory increased $25 million, or 22 percent, from $112 million last quarter. Year-over-year inventory increased $52 million or 61 percent from last year's $85 million level, while sales for the quarter excluding Tactica increased 20 percent. The year-over-year inventory increase is due to increased sales during the quarter, early build up of inventory for anticipated sales increases the remainder of the year, expected ocean freight increases beginning at mid-year, and our business inventory of skin and hair care products for the new Idelle Labs Division. We also felt that it would be prudent to increase orders for product inventory during the quarter to accommodate for any possible impact that may have resulted from the SARS epidemic in Asia.

                                     -more-

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         "For the fiscal year ending February 28, 2004, we expect overall sales to increase 9 to 12 percent, to a range of $500 to $515 million. We are raising our fiscal year earnings per share guidance to $1.75 to $1.80, from $1.45 to $1.50, or 34 to 37 percent increase from prior fiscal year's earnings per share of $1.31. Year-over-year sales have increased in 34 of the past 37 quarters, with net income increasing in 33 of these 37 quarters, which we believe demonstrates a consistent financial performance during the past nine years. Because of our continuing confidence in the future performance of the company, our Board of Directors' has authorized a Stock Repurchase Program consisting of 3,000,000 shares, effective immediately," Rubin concluded.

         The Company will conduct a teleconference in conjunction with today's release. The teleconference begins at 11 a.m. ET today, July 9, 2003. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at www.hotus.com or via CCBN's Investor Distribution Network at www.companyboardroom.com for individual investors and www.streetevents.com for institutional investors. The event will be archived and available for replay through August 31, 2003.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon(R), licensed from The Procter & Gamble Company, Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., Sunbeam(R) licensed from American Household, Inc., Sea Breeze(R), licensed from Shisheido Corporation, and Vitapointe(R) licensed from Sara Lee

                                     -more-

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                                       4

Household and Body Care UK Limited. Helen of Troy's owned trade names include Dazey(R), Caruso(R), Karina(R), DCNL(TM), Nandi (TM), Isobel(TM), WaveRage(R), Vitalis(R), Final Net(R), Ammens(R), and Condition 3-in-1(R). The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), Wigo(R) and Ecstasy(R) trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. These forward-looking statements include the Company's expectation regarding overall sales increases and earnings per share increases for the fiscal year ending February 28, 2004. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 2003.

                                     -more-

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                                       5

HELEN OF TROY LIMITED COMPARATIVE ANALYSIS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)

                                                                       FOR THE THREE MONTHS ENDED
                                                                       --------------------------
                                                                   05/31/03                05/31/02
                                                                 -----------              ----------
Net Sales                                                        $   106,500             $   102,483

Cost of Sales                                                         53,705                  52,968
                                                                 -----------             -----------

Gross profit                                                          52,795                  49,515

Selling, general and administrative expenses                          36,599                  39,504
                                                                 -----------             -----------
                  Operating Income                                    16,196                  10,011

Other income (expense):

                  Interest expense                                    (1,009)                 (1,067)

                  Interest Income                                        242                     308

                  Other income (expense), net                          2,646                       5
                                                                 -----------             -----------
                  Total other income (expense)                         1,879                    (754)
                                                                 -----------             -----------

Earnings before income taxes                                          18,075                   9,257

Income tax expense                                                     3,231                   2,666
                                                                 -----------             -----------

Net earnings                                                     $    14,844             $     6,591
                                                                 ===========             ===========

Net earnings per share - diluted                                 $       .50             $       .22
                                                                 ===========             ===========

Weighted average shares
used in computation                                               29,899,000              29,746,000
                                                                 ===========             ===========

                                     -more-

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                                       6

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

                                                05/31/03                    05/31/02
                                              ------------                ------------
Cash                                          $ 32,606,000                $ 88,410,000
Trading Securities, at market value              1,591,000                     145,000
Accounts receivable                             71,951,000                  66,069,000
Inventory                                      137,271,000                  85,237,000

Total current assets                           256,755,000                 249,022,000
Total assets                                   427,233,000                 362,610,000

Total current liabilities                       67,866,000                  50,562,000
Total long term liabilities                     55,000,000                  55,000,000

Stockholders' equity                          $304,367,000                $257,048,000

SELECTED SEGMENT INFORMATION

Sales by Operating Segment:

                                                FOR THE THREE MONTHS ENDED
                                                --------------------------
                                               05/31/03            05/31/02
                                               --------            --------
Segment
-------
North America                                 $  81,387           $  71,929
International                                     9,849               4,204
Tactica                                          15,264              26,350
                                              ---------           ---------
                                              $ 106,500           $ 102,483
                                              =========           =========

                                     -more-

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                                       7

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measure - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to Net Earnings:

                                              FOR THE THREE MONTHS ENDED
                                              --------------------------
                                               05/31/03         05/31/02
                                               --------         --------
Net Earnings                                  $  14,844         $  6,591
Interest Income / Expense, Net                      767              759
Income Tax Expense                                3,231            2,666
Depreciation & Amortization                       1,432            1,868
                                              ---------         --------
EBITDA (Earnings Before Interest,             $  20,274         $ 11,884
Taxes, Depreciation and Amortization)         =========         ========

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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2003